Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated July 21, 2025

Relating to the Prospectus Supplements dated March 10, 2025, May 1, 2025, May 22, 2025 and July 7, 2025

and Relating to the Preliminary Prospectus Supplement dated July 21, 2025

Registration No. 333-284510

On July 21, 2025, MicroStrategy Incorporated d/b/a Strategy (the “Company”) posted an investor presentation on https://www.strategy.com/press/strc-ipo-launch_07-21-2025. A copy of the slides included in the investor presentation and a transcript of the investor presentation are attached hereto as Exhibits A and B, respectively.

The Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus), a preliminary prospectus supplement and prospectus supplements to the base prospectus for the offerings to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus supplements to the base prospectus and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strategy.com.

***

Exhibit A

Investor Presentation STRC (“Stretch”) July 2025 Copyright © 2025 Strategy. All Rights Reserved.

Strategy Perpetual Preferred Offering Disclaimer This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities of the MicroStrategy Incorporated d/b/a Strategy (“Strategy”, the “Company”, “we”, “us” or “our”), and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (including a prospectus) and a preliminary prospectus supplement to the prospectus for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in that registration statement and the documents incorporated by reference or filed as exhibits to the registration statement for more complete information about the Company and this offering. You may obtain these documents and other documents for free by visiting EDGAR on the SEC website. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by phone: 1-866-718-1649 or by email: prospectus@morganstanley.com, Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone 1-888-603-5847, or by email: barclaysprospectus@broadridge.com, or Moelis & Company LLC, 399 Park Avenue 4th Floor, New York, NY 10022, by phone: 1-800-539-9413, or TD Securities (USA) LLC, 1 Vanderbilt Avenue, 11th Floor, New York, NY 10017, by phone: 1-855-495-9846 or by email: TD.ECM_Prospectus@tdsecurities.com. No representation or warranty of any kind (whether express or implied) is given by the Company or any of its affiliates or any of their respective directors, officers, employees, advisors, agents or representatives (and any warranty expressed or implied by law is hereby excluded to the fullest extent possible) as to the accuracy or completeness of the content of this presentation or of any other document or written or oral information supplied at any time by or on behalf of the Company or of any opinions or projections expressed herein or therein (including, without limitation, in respect of the accuracy, completeness, timeliness, or sufficiency of this presentation), nor is any such party under any obligation to update this presentation or correct any inaccuracies or omissions in it which may exist or become apparent. To the maximum extent permitted by law, the Company and its affiliates and their respective directors, officers, employees, advisors, agents and representatives (collectively, the “Representatives”) disclaim any and all liability relating to this presentation and none of the Company nor any of its Representatives shall have any liability to any party for any claim, loss, damage or liability in any way arising from or relating to the use or review of this presentation (including, without limitation, any actions or inactions, reliance or decisions based upon this presentation), any errors in, or omissions from, this presentation (including, without limitation, the correctness, accuracy, completeness, timeliness, sufficiency, quality, pricing, reliability, performance, adequacy, or reasonableness of the information contained in this presentation), or otherwise in connection with this presentation. To the maximum extent permitted by law, none of the Company nor any of its Representatives will be liable, in any event, for any special, indirect, consequential, or punitive loss or damage of any kind arising from, relating to or in connection with this presentation. The Company does not provide, and this presentation does not constitute, any form of legal, accounting, taxation, regulatory, or actuarial advice. Forward Looking Statements. Statements in the document, including those regarding the possible or assumed future or other performance of the Company or its industry or other trend projections, constitute forward-looking statements and are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those set forth under the “Risk Factors” in the Company’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q and under “Risk Factor Updates” in our Current Report on Form 8-K filed on July 7, 2025, and the preliminary prospectus supplement and registration statement, because they relate to events and depend on circumstances that will occur in the future whether or not outside the control of the Company. Such factors may cause actual results, performance or developments to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that such forward-looking statements will prove to be correct. You should not place undue reliance on forward-looking statements. They speak only as at the date of this presentation. Past performance does not guarantee or predict future performance. Moreover, the Company and its affiliates and their respective officers, employees and agents do not undertake any obligation to review, update or confirm expectations or estimates or to release any revisions to any forward-looking statements to reflect events that occur or circumstances that arise in relation to the content of the presentation. Market and Industry Data. Unless otherwise indicated, market data and certain industry forecast data used in this presentation were obtained from internal reports, where appropriate, as well as third-party sources and other publicly available information. While the Company believes that each of the publications used throughout this Presentation are prepared by reputable sources, the Company has not independently verified market and industry data from third-party sources. In addition, assumptions and estimates of the Company and its industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause future performance to differ materially from assumptions and estimates. Illustrative Information. This presentation is provided as of the date hereof, does not purport to be all-inclusive or necessarily contain all information that may be of interest to the recipient, and is subject to change, amendment, update, completion, and review without notice. In particular, please note that any illustrative return or dividend information are, at this stage, preliminary estimates only and have not been verified, audited, or subjected to an independent accounting or auditing review. In particular, returns may vary depending on, amongst other factors, market conditions. The Company expressly disclaims any obligations to update the information in this presentation to the fullest extent permitted by applicable law. Any illustrative information included in this presentation is provided solely for illustrative purposes to enhance the reader’s ability to assess our financial and business performance. Such illustrative information has not been verified, audited, or subject to an independent accounting or auditing review and is not indicative of historical, present, or future returns or outcomes. Any returns or outcomes may vary depending on, among other factors, market conditions. There can be no assurance that these illustrative results will result or be achieved, and actual results and outcomes may vary materially from these illustrative examples. 896883-001 A number of     defined 21Jul25 terms 00:32 used     in this presentation Page 3 are defined in the Appendix to this presentation. 2

STRC Term Sheet Copyright © 2025 Strategy. All Rights Reserved.

STRC ("Stretch")

Summary of Terms

Issuer	• Strategy
Security	• Perpetual Stretch Preferred Stock (STRC)
Ranking	• Senior to STRD, STRK, and MSTR common stock, junior to debt (including convertible notes) and STRF
Stated Amount	• $100 per share of STRC
Liquidation Preference	• Adjusted periodically to the greater of (1) the Stated Amount per share of STRC; and (2) the Fair Market Value (as defined) per share of STRC
Variable Dividend	• Cumulative dividends at an initial rate of 9.00% per annum on the Stated Amount, subject to adjustment as described below, payable monthly in arrears in cash when, as and if declared by Strategy's Board of Directors, out of funds legally available for their payment on the last day of every month to holders of record as of the 15th of every month. • Our current intention is to maintain a trading level for STRC near its Stated Amount. We may adjust the dividend rate at our discretion with an announcement prior to the 1st day of the adjusted monthly period. Any such adjustment may adjust the dividend rate from the then current dividend rate upward for any period by any amount and downward by a maximum of the sum of (1) 0.25% per annum and (2) the maximum decline, if any, in the 1-month SOFR rate from the first business day of the month to any business day during the current month. The dividend rate per annum may not be adjusted to a rate that is below the 1-month SOFR rate in effect on the business day before the date on which the adjustment is announced.
Dividend Deferral	• If any dividends are not paid in full on a payment date, then (1) unpaid dividends will compound monthly at the then current rate on the unpaid amount; (2) the dividend rate will no longer vary based on our discretion until all deferred amounts together with compounded dividends thereon, are paid in full; and (3) a dividend stopper provision will apply for all pari passu and junior securities.
Fundamental Change Put Right	• Upon the occurrence of certain business combination transactions, subject to certain conditions, each holder of STRC will have the right to require Strategy to repurchase its STRC at a repurchase price equal to the Stated Amount thereof, plus any accumulated and unpaid dividends.
Issuer Call Option	• Callable at 101% of Stated Amount in whole or in part at any time after STRC is listed on NASDAQ, plus any accumulated and unpaid dividends. • Callable in certain adverse tax scenarios or if <25% of the number of shares of STRC issued in this offering or in any future offering remain outstanding. Redemption price is equal to the Liquidation Preference at the time the related redemption notice is sent, plus any accumulated and unpaid dividends.
STRC Listing	• Expected to be listed on Nasdaq as soon as reasonably practicable.
Lockup & ATM Usage	• Until STRC is listed on NASDAQ and solely related to future issuances of STRC. • We currently plan to issue additional STRC via ATM to, among other reasons, maintain a trading price near its Stated Amount including our initial intention not to issue ATMs above an issue price of $101, plus any accumulated and unpaid dividends, and we do not currently intend to issue additional STRC using an ATM if the gross issuance price before fees would be below $99. For the avoidance of doubt, this intention is only applicable to STRC and does not apply to ATM issuance of any other securities of the Issuer.
Distribution	• SEC Registered

For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in STRC, MSTR or any other securities. Please refer to the STRC prospectus supplement and description of preferred stock for complete information regarding the product and offering. Strategy intends to commence an At-The-Market (ATM) offering, but no ATM program has been established as of this date.

4

Strategy

Performance Review Phong Le, President & Chief Executive Officer Copyright © 2025 Strategy. All

Rights Reserved. Annualized Asset Performance Chart since Aug 10, 2020 3324% 876% 326% 87% 65% 32% -19% 104% Total performance 59% 27% 14% 11% 6% -4% MSTR Bitcoin Magnificent 7 S&P 500 Gold Real Estate (1) Bonds (2) Source: FactSet as of July 18, 2025. Note: Past performance is not indicative of future results. (1) Real Estate refers to iShares Residential and Multisector Real Estate ETF (REZ) 896883-001 (2) Bonds     refers 21Jul25 to PIMCO 00:32     Active Page Bond 7 ETF (BOND). 6

Asset Performance Chart for Last 12 Months 172% 85% 36% 23% 14% 4% -1% (1) (2) MSTR Bitcoin Gold Magnificent 7 S&P 500 Real Estate Bonds Source: FactSet as of July 18, 2025. Note: Past performance is not indicative of future results. 896883-001 (1) (2) Real Bonds     Estate refers 21Jul25 refers to PIMCO 00:32 to     iShares Active Page Residential Bond 8 ETF and (BOND) Multisector . Real Estate ETF (REZ) 7

$21 Billion of Digital Assets Value Added in Q2 2025 ($ in Billions) $6.8 $0.7 $64.4 $13.4 Unrealized FMV gain $43.5 = ~$14B 3/31/2025 BTC BTC Price BTC Purchased BTC Price 6/30/2025 Holdings Change (Q2/25 Purchases) Change BTC Holdings Market Value (Holdings as of Q1/25) (Q2/25 Purchases) Market Value BTC Count 528,185 Additions: 69,140 597,325 BTC Mkt. Price $82,445 Avg Price: $97,906 $107,752

$7 Billion of Digital Assets Value Added in QTD Q3 2025 ($ in Billions) $5.7 $1.2 $0.0 $71.3 $64.4 Unrealized FMV gain = ~$6B 6/30/2025 BTC BTC Price BTC Purchased BTC Price 7/18/2025 Holdings Change (QTD Q3/25 Change BTC Holdings Market Value (Holdings as of Q2/25) Purchases) (QTD Q3/25 Purchases) Market Value BTC Count 597,325 Additions: 10,445 607,770 BTC Mkt. Price $107,752 Avg Price: $116,063 $117,250

Strategy’s Bitcoin Holdings vs. Biggest Corporate Treasuries Berkshire Hathaway $410B Amazon $157B Google $148B Microsoft $132B Apple $131B Ford $105B Meta $95B General Motors $89B Strategy $71B #9 Cash & Cash Equivalents Exxon Bitcoin Holdings $67B NVIDIA $66B PayPal $56B CVS $48B Note: As of July 18, 2025. Comparing the Cash & Cash Equivalents including Cash and Short-Term Receivables from most recently reported filings of the S&P 500 Companies. Excludes Financial Services companies.

YTD Performance vs. 2025 Targets (BTC KPIs) Reflects the incremental value generated through Strategy treasury operations ¿TC Yield % (1) ¿TC $ Gain ($ billion) (1) Annual Target Minimum 25% Annual Target Minimum $15 Billion 25.0% $15.0 BTC Gain 93,090 BTC Price $117,250 20.8% $10.9 Target 2025 YTD 2025 Target 2025 YTD 2025 (1) Presented for illustrative purposes only. BTC Yield is not equivalent to “yield” in the traditional financial context and BTC $ Gain is not equivalent to “gain” in the traditional financial context. BTC $ Gain 896883-001 does not    represent 21Jul25 the 00:32 fair value     gain Page on 12 our bitcoin holdings. YTD metrics are as July 18, 2025. 11

Strong Performance for STRK, STRF, & STRD since Launch $119.1 STRF +40% +219M ATM Sales $118.2 STRK +48% +$549M ATM Sales $2.00 div/share $2.64 div/share $85.0 launch $93.2 STRD +10% $1.24 + $18M ATM Sales div/share $85.0 launch $80.0 launch 1/30/25 2/28/25 3/31/25 4/30/25 5/31/25 6/30/25 7/18/25 Past performance is not indicative of future results. Performance reflects initial offering prices of $80.00 (STRK) and $85.00 (STRF, STRD). ‘Launch price’ refers to the initial offering price. Charted prices represent daily closing prices. 896883-001    21Jul25 00:32 Performance and ATM sales shown as of July 18, 2025. 12

Our Preferreds have Outperformed since their IPOs Since Jan 31, 2025 48% Since Mar 21, 2025 40% Since Jun 6, 2025 10% 3% 0% -2% STRK PFF(1) STRF PFF (1) STRD PFF (1) ARR%: 104% 123% 87% Source: Yahoo Finance. Market data as of 7/18/2025. Past performance is not indicative of future results. ARR represents simple Annualized Rate of Return using a linear approximation. (1) iShares Preferred & 896883-001    21Jul25 00:32     Page 14 Income Securities ETF. 13

Lower Effective Yields Increase the BTC Torque via ATMs 12% 11% STRD 10.7% 10% 9% STRF 8.4% 8% 7% STRK 6.8% 6% 1/31/25 2/28/25 3/31/25 4/30/25 5/31/25 6/30/25 7/18/25 Past 896883 performance -001    is21Jul25 not indicative 00:32     of future Page 15 results . Market data as of July 18, 2025. 14

$786M Raised Cumulatively through Preferred Equity ATMs


STRK
STRF
STRD
$11M
$1M
$19M
$8M
$37M
$52M
$25M
$60M
$78M
$75M
$112M
$78M
$26M
$59M
$141M
$4M
3/17
3/24
3/31
4/7
4/14
4/21
4/28
5/5
5/12
5/19
5/26
6/2
6/9
6/16
6/23
6/30
7/7
7/14
7/21
Week before

Strategy₿

15

Stretch (“STRC”) Michael Saylor, Executive Chairman 21Jul25 00:32 Copyright © 2025 Strategy. All Rights Reserved.

STRC (“Stretch”) is a senior, perpetual, preferred security offering a variable monthly dividend, designed to maintain a stable price. 21Jul25 00:32 17

STRC (Stretch) Preferred Stock Variable monthly cash dividend; designed to promote stable price dynamics Investment Highlights • Monthly variable cash dividend with effective yield of 9.5-10.0% at IPO • Designed to enable price stability near $100 via variable dividend and call option, with planned ATM $100 • Any monthly step downs capped at 25 bps plus the maximum decline, if any, in 1-month SOFR from the first business day of the month to any business day during the current month Investor Demand • Expected $500M initial offering of STRC STRC Targeting Designed for price Short-duration investors seeking stable value with higher yield than money markets stability at or near stated value Expected Dividend % at Par Expected BTC Rating at IPO 9.0% 7x Note: STRC Stock is not regulated in the same way, and does not have the same regulatory and other protections, as bank accounts, money market funds, treasuries, or similar instruments and as a result may not be a comparable investment for many investors. Investors should review the features and risks of investing in STRC Stock relative to these assets.

Benchmarking STRC Building out the Yield Curve for BTC Credit 12% 11% STRD 10% STRC 9% STRF ) (% 8% Junk Bonds STRK Yield 7% 6% Leveraged Loans Preferred Stocks 5% Long-term U.S. 4% Agency MBS Treasury Bonds 3% 2% 0 2 4 6 8 10 12 14 16 Effective Duration (years) Sources: Note: Information Data as of presented 7/18/25. on STRC this represents slide is provided illustrative for illustrative duration purposes and assumed only. 9.5% Actual initial results effective may vary yield. materially STRC yield from may these vary illustrative from the presented results. “Yield range (%)” at indicates Strategy’s 30 discretion; Day SEC Loans Yield for represented ETFs, and by current BKLN yield ETF; for Junk Strategy’s Bonds represented preferred securities. by HYG ETF. Long term U.S. Treasury Bonds represented by TLT ETF; Preferred Stocks represented by FPE ETF; Agency MBS represented by MBB ETF.

Illustrative Pricing Framework for STRC Benchmarking Credit Spread to STRF Illustrative STRC initial offering pricing STRC offered at: $90 $95 0.5%-1.0% 1.3% 3.4% Spread 3.4% Spread 9.5% 10.0% 9.0% 8.4% 7.7% 5.0% 4.3% 20Y UST 1M UST Yield Yield STRF Effective Yield Equivalent STRC Yield STRC Dividend STRC Effective Yield As Note: of July Information 18, 2025 presented . on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results.

STRC is Designed to be Stable in Price STRC is designed to maintain a price at or near ~$100 via a monthly variable dividend Time 4% (%) 3% SOFR Rate SOFR Rate 2% SOFR 1% 0% 12% $250 ) (% 11% ) $200 $ Dividend %( STRF 10% $150 Price Dividend 9% Price 8% $100 9% $120 Dividend % ) (% 8% $110 ) $ ( STRC 7% $100 Price Price Dividend 6% $90 5% $80 Note: Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results.

STRC will Pay a Monthly Cash Dividend Strategy will pay dividends and announce the next month’s STRC Rate on the last day of a month 15th day of the month: Last day of the month 1 Record date – holders as of this date 2 STRC dividends paid will receive a STRC dividend 3 STRC Rate for next month announced 2 3 2 3 2 3 1 1 1 Month X Month Y Month Z Note: illustrative Dividend results payment . and next month dividend announcement occur on the last business day of any calendar month. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these

Mechanisms to Execute STRC Credit Strategy $105 Strategy’s toolkit if STRC price at $101 or above $104 1) Decrease STRC Dividend Rate $103 2) Issue STRC via Secondary Offering(1) at or below $101 3) Call STRC @ $101 $102 $101 $100 Target Range – Adjust STRC Dividend Rate and STRC issuance via ATM $99 $98 Strategy’s toolkit if STRC price at $99 or below $97 1) Increase STRC Dividend Rate $96 2) Cease selling STRC ATM below $99 $95 Strategy intends to commence an At-The-Market (ATM) offering, but no ATM program has been established as of this date. 1. We may in the future offer and sell additional STRC shares in one or more underwritten offerings or negotiated transactions, or pursuant to an ATM program that we intend to commence. Any offers and sales made through an ATM 896883-001 program will     be at prevailing 21Jul25 00:32 market     prices

Sample of Short-Duration Credit Assets

Asset Class	Size of Market	Effective Yield
Money Market Funds[1]	~$7.4 trillion	~4.2%
Short-Term Treasury Bills[2]	~$5.8 trillion	~4.3%
USD Bank Accounts[3]	~$18.3 trillion	~0.1% – 4.0%
Stablecoins[4]	~$250 billion	0.0%
Corporate Commercial Paper[5]	~$1.4 trillion	~4.3%
STRC	Initially $500 million	Initially 9.5-10.0%

Note: STRC Stock is not regulated in the same way, and does not have the same regulatory and other protections, as bank accounts, money market funds, treasuries, or similar instruments and as a result may not be a comparable investment for many investors. Investors should review the features and risks of investing in STRC Stock relative to these assets. Sources: (1) Fed St. Louis, 3/31/25; VMFXX yield proxy, 7/11/25. (2) JEC; T-bills outstanding, 6/30/25; 1M yield, 7/11/25. (3) Fed St. Louis, 7/2/25; deposits as proxy; yield from major/high-yield banks. (4) Coindesk; stablecoin cap, 6/18/25. (5) Fitch, 3/28/25; CP size and Tier 1 30D yield.

24

Strategy₿

Sample of Short-Duration Credit Assets



Size of bubble = Asset Class Market Size
Effective Yield
10%
8%
6%
4%
2%
0%
$0.5B
Higher Yield
~$7.4T
~$5.8T
~$18.3T
~$250B
~$1.4T
STRC
Money Market Funds
Short-Term Treasury Bills
USD Bank Accounts
Stablecoins
Corporate Commercial Paper

Note: STRC Stock is not regulated in the same way, and does not have the same regulatory and other protections, as bank accounts, money market funds, treasuries, or similar instruments and as a result may not be a comparable investment for many investors. Investors should review the features and risks of investing in STRC Stock relative to these assets. Sources: (1) Fed St. Louis, 3/31/25; VMFXX yield proxy, 7/11/25. (2) JEC; T-bills outstanding, 6/30/25; 1M yield, 7/11/25. (3) Fed St. Louis, 7/2/25; deposits as proxy; yield from major/high-yield banks. (4) Coindesk; stablecoin cap, 6/18/25. (5) Fitch, 3/28/25; CP size and Tier 1 30D yield.

25

Strategy

Sample of Short-Duration Credit Assets

STRC provides an attractive alternative to short-term yield assets


USD Bank Accounts
$18.3 trillion
~0.1 – 4.0% Yield
Money Market Funds
$7.4 trillion
~4.2% Yield
Short Term Treasuries
$5.8 trillion
~4.3% Yield
Commercial Paper
$1.4 trillion
~4.3% Yield
Stablecoins
$250 billion
0% Yield
STRC
$500 million
9.5-10%
Eff. Yield

Market sizes include overlapping capital pools (e.g., MMFs hold T-Bills and CP) and are for illustrative purposes only.

Note: STRC Stock is not regulated in the same way, and does not have the same regulatory and other protections, as bank accounts, money market funds, treasuries, or similar instruments and as a result may not be a comparable investment for many investors. Investors should review the features and risks of investing in STRC Stock relative to these assets. Sources: (1) Fed St. Louis, 3/31/25; VMFXX yield proxy, 7/11/25. (2) JEC; T-bills outstanding, 6/30/25; 1M yield, 7/11/25. (3) Fed St. Louis, 7/2/25; deposits as proxy; yield from major/high-yield banks. (4) Coindesk; stablecoin cap, 6/18/25. (5) Fitch, 3/28/25; CP size and Tier 1 30D yield.

26

Strategy

Overview of Our Senior Preferred Stocks – STRF & STRC STRF STRC (Illustrative) Notional Value $1,051M $500M Outstanding Listing NASDAQ NASDAQ(1) Dividend Type Fixed Variable Dividend Frequency Quarterly Monthly Dividend Accumulation Cumulative Cumulative Effective Yield 8.4% Initially 9.5-10.0%, then variable Duration Perpetual(2) Perpetual(3) Volatility Senior to STRC, STRK, STRD and common Junior to STRF; senior to STRK, STRD and Ranking stock common stock (1) Expected to be listed as soon as practicable. (2) Subject to fundamental change repurchase and redemption provisions. (3) Same qualifications as STRF, plus a call option at $101. Note: As of July 18, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. 27

Seniority & Volatility of our Securities High 10.00 STRF 9.00 10% quarterly fixed dividend, perpetual preferred 8.00 STRC $2.1 billion ATM Variable rate monthly dividend, 7.00 perpetual preferred Intend to launch future ATM ty 6.00 STRK 8% quarterly fixed dividend, 5.00 convertible preferred Seniori $21 billion ATM 4.00 STRD 10% quarterly fixed non- 3.00 cumulative dividend, perpetual preferred MSTR 2.00 $4.2 billion ATM Leveraged Bitcoin 1.00 Exposure Low $21 billion ATM 0.00 0% Low 10% 20% 30% 40% 50% High 60% Volatility Note: Information presented on this slide is provided for illustrative purposes only. Volatility is based on 30D historical volatility with respect to all securities, except STRC, which represents expected volatility. Past performance is not indicative of future results. 28

Strategy Capital Structure Strategy’s debt and preferred securities are supported by the value of the Company’s bitcoin reserves and have a substantial equity cushion Equity $132B Bitcoin Surplus STRD Preferred Stock STRK Preferred Stock STRC Preferred Stock (Pro Forma) STRF Preferred Stock Converts $71B $120B $59B $1.20B $1.20B $1.28B $1.28B $0.50B $0.50B $1.05B $8B $1.05B $8B Bitcoin Enterprise Value Note: As of July 18, 2025. Equity reflects market capitalization of basic shares outstanding as per closing share price on July 18, 2025. 29

Strategy Liabilities and Capital Structure Today

Assuming $117,250 BTC Price, 40% BTC Volatility, and 0% BTC ARR ("Skeptic")

As of July 18, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)(1)	BTC Rating	BTC Risk(2)	BTC Credit(3)	Market Credit Spread(4)	Spread Premium
Debt:								
Convertible 2028	$1,010	$1,010	2.2	70.6x	0.00%	0 bps	270 bps	270 bps
Convertible 2030 (0.000%)	$2,000	$3,010	2.6	23.7x	0.00%	0 bps	640 bps	640 bps
Convertible 2029	$3,000	$6,010	2.9	11.9x	0.05%	2 bps	670 bps	668 bps
Convertible 2030 (0.625%)	$800	$7,414	3.2	9.6x	0.23%	7 bps	210 bps	203 bps
Convertible 2031	$604	$7,414	3.2	9.6x	0.23%	7 bps	720 bps	713 bps
Convertible 2032	$800	$8,214	3.9	8.7x	0.97%	25 bps	960 bps	935 bps
Total Debt	**$8,214**	**$8,214**		**8.7x**				
Preferred Stock:								
STRF	$1,051	$9,265	12.2	7.7x	22.32%	207 bps	390 bps	183 bps
STRC (Pro Forma)	$500	$9,765	10.4	7.3x	18.41%	196 bps	530 bps	334 bps
STRK	$1,278	$11,043	15.0	6.5x	33.45%	271 bps	530 bps	259 bps
STRD	$1,195	$12,239	9.6	5.8x	21.08%	247 bps	630 bps	383 bps
Total Preferred Stock	**$4,025**	**$12,239**		**5.8x**				
Total Debt & Pref. Stock	**$12,239**	**$12,239**		**5.8x**				

Note: As of July 18, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Benchmark rate used: SOFR for converts; UST 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.

Strategy₿

30

Strategy Liabilities and Capital Structure Today

Assuming $117,250 BTC Price, 40% BTC Volatility, and 30% BTC ARR (“Maximalist”)

As of July 18, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)(1)	BTC Rating	BTC Risk(2)	BTC Credit(3)	Market Credit Spread(4)	Spread Premium
Debt:								
Convertible 2028	$1,010	$1,010	2.2	70.6x	0.00%	0 bps	270 bps	270 bps
Convertible 2030 (0.000%)	$2,000	$3,010	2.6	23.7x	0.00%	0 bps	640 bps	640 bps
Convertible 2029	$3,000	$6,010	2.9	11.9x	0.00%	0 bps	670 bps	670 bps
Convertible 2030 (0.625%)	$800	$7,414	3.2	9.6x	0.00%	0 bps	210 bps	210 bps
Convertible 2031	$604	$7,414	3.2	9.6x	0.00%	0 bps	720 bps	720 bps
Convertible 2032	$800	$8,214	3.9	8.7x	0.01%	0 bps	960 bps	960 bps
Total Debt	**$8,214**	**$8,214**		**8.7x**				
Preferred Stock:								
STRF	$1,051	$9,265	12.2	7.7x	0.04%	0 bps	390 bps	390 bps
STRC (Pro Forma)	$500	$9,765	10.4	7.3x	0.05%	0 bps	530 bps	530 bps
STRK	$1,278	$11,043	15.0	6.5x	0.04%	0 bps	530 bps	530 bps
STRD	$1,195	$12,239	9.6	5.8x	0.09%	1 bps	630 bps	629 bps
Total Preferred Stock	**$4,025**	**$12,239**		**5.8x**				
Total Debt & Pref. Stock	**$12,239**	**$12,239**		**5.8x**				

Note: As of July 18, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a “rating” in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.
(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Benchmark rate used: SOFR for converts; UST 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.

31

Strategy₿

Timeline to Convertible Equitization Reflects the remaining notional amount of convertible notes outstanding each year, assuming Strategy equitizes each tranche at the earliest allowable call date and all contractual conditions have been satisfied $8.2B $5.2B $1.4B $0.8B 2025 2026 2027 2028 2029 Note: The chart assumes each tranche is called and converted in full at the earliest redemption date permitted under the applicable indenture, subject to stock price thresholds and notice requirements. 32

Strategy Pro-Forma Equitized Capital Structure The below assumes the conversion of all in-the-money convertible notes $136B Pro Forma Equity Bitcoin Surplus STRD Preferred Stock STRK Preferred Stock STRC Preferred Stock (Pro Forma) STRF Preferred Stock Pro Forma Converts $71B $127B $1.20B $62B $1.20B $1.28B $1.28B $0.50B $0.50B $1.05B $1.05B $5.00B $5.00B Bitcoin Enterprise Value Note: As of July 18, 2025. Assumes all in-the-money convertible notes have equitized. Pro forma equity reflects market cap of pro forma basic shares outstanding as per closing share price on July 18, 2025. 33

Strategy Pro-Forma Liabilities and Equitized Capital Structure

Assuming $117,250 BTC Price, 40% BTC Volatility, 0% BTC ARR (“Skeptic”), and conversion of all in-the-money convertible notes.

As of July 18, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)(1)	BTC Rating	BTC Risk(2)	BTC Credit(3)	Market Credit Spread(4)	Spread Premium
Debt:								
Convertible 2030 (0.000%)	$2,000	$3,010	2.6	35.6x	0.00%	0 bps	640 bps	640 bps
Convertible 2029	$3,000	$3,000	2.9	14.3x	0.02%	1 bps	670 bps	669 bps
Total Debt	**$5,000**	**$5,000**		**14.3x**				
Preferred Stock:								
STRF	$1,051	$6,051	12.2	11.8x	14.31%	127 bps	390 bps	263 bps
STRC	$500	$6,551	10.4	10.9x	11.32%	116 bps	530 bps	414 bps
STRK	$1,278	$7,829	15.0	9.1x	25.80%	199 bps	530 bps	331 bps
STRD	$1,195	$9,025	9.6	7.9x	14.69%	166 bps	630 bps	464 bps
Total Preferred Stock	**$4,025**	**$9,025**		**7.9x**				
Total Debt & Pref. Stock	**$9,025**	**$9,025**		**7.9x**				

Note: As of July 18, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a “rating” in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Benchmark rate used: SOFR for converts; UST 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.

34

Strategy

Strategy Pro-Forma Liabilities and Equitized Capital Structure

Assuming $117,250 BTC Price, 40% BTC Volatility, 30% BTC ARR ("Maximalist"), and conversion of all in-the-money convertible notes.

As of July 18, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)(1)	BTC Rating	BTC Risk(2)	BTC Credit(3)	Market Credit Spread(4)	Spread Premium
Debt:								
Convertible 2030 (0.000%)	$2,000	$3,010	2.6	35.6x	0.00%	0 bps	640 bps	640 bps
Convertible 2029	$3,000	$3,000	2.9	14.3x	0.00%	0 bps	670 bps	670 bps
Total Debt	**$5,000**	**$5,000**		**14.3x**				
Preferred Stock:								
STRF	$1,051	$6,051	12.2	11.8x	0.01%	0 bps	390 bps	390 bps
STRC	$500	$6,551	10.4	10.9x	0.01%	0 bps	530 bps	530 bps
STRK	$1,278	$7,829	15.0	9.1x	0.02%	0 bps	530 bps	530 bps
STRD	$1,195	$9,025	9.6	7.9x	0.04%	0 bps	630 bps	630 bps
Total Preferred Stock	**$4,025**	**$9,025**		**7.9x**				
Total Debt & Pref. Stock	**$9,025**	**$9,025**		**7.9x**				

Note: As of July 18, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.
(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Benchmark rate used: SOFR for converts; UST 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.

35

Strategy₿

Long Term Target BTC Capital Structure (~3 Years)


$1B
STRF
BTC Rating 10x+
$500M
STRC
BTC Rating 10x+
"Investment Grade Equivalent"(1)
$1B
STRK
BTC Rating 6x+
$1B
STRD
BTC Rating 3x+
"High Yield Equivalent"(1)
$71B
BTC
Unencumbered Bitcoin
$120B
MSTR
Equity

Note: Includes current outstanding amounts as of July 18, 2025. (1) None of our securities have been rated by a national credit rating agency and any "equivalency" statements that we make are based solely on our own beliefs and evaluation of the credit heuristics we ascribe to such securities. You should not place undue reliance on these classifications.

36

Strategy

Strategy’s BTC Capital Plan and Credit Strategy 1. Long-term target BTC Ratings(1): • STRF: 10x+ • STRC: 10x+ • STRK: 6x+ • STRD: 3x+ 2. We currently intend to reduce the overall senior convertible debt outstanding over time. We will seek to equitize the existing convertibles over time, simplifying the structure and elevating BTC Ratings across all preferreds. 3. Preferreds are intended to remain perpetual(2), preserving flexibility and minimizing default risk. Future offerings will be sized and timed to maintain target BTC Ratings and preserve tiered risk/yield integrity across the stack. 4. Strategy will aim to be the leading issuer of BTC-backed credit, with clear internal credit standards, disciplined leverage management, and transparent capital allocation. (1) The assumptions and estimates underlying the targets are inherently uncertain and are subject to a wide variety of significant risks and uncertainties. Nothing in this presentation should be regarded as a representation by any person that these targets will be achieved and the Company undertakes no duty to update the information provided herein. (2) Subject to any applicable call option. 37

STRC is Low Volatility, Short Duration, and High Yield Credit MSTR Digital Performance $120B market cap $5B daily liquidity BTC ARR: 59% (5Y) $111B options open int. MSTR ARR: 104% (5Y) WKSI, 35-year track record STRC “Stretch” is Strong Credit Treasury Operations Digital Credit MSTR, STRF, STRC, STRK, STRD—ATMs 607,770 BTC worth $71B Issued $35B securities in last 12 months 7x+ BTC Rating for STRC 5-year track record Note: Strategy intends to commence an At-The-Market (ATM) offering for STRC, but no ATM program has been established as of this date. 38

Appendix Copyright © 2025 Strategy. All Rights Reserved.

Bitcoin Debt Coverage Strategy’s bitcoin holdings at $117,250 per bitcoin provide significant coverage of its indebtedness Bitcoin Debt Coverage ($B) $72 $67 $(5) 0% due March 1, 2030 $72B BTC and 0% due 2029 are = ~14x Coverage the only convertible $5B Out-of-Money notes for which the conversion option is Converts not currently in the money(2) Adjusted Value of Existing Bitcoin Coverage Bitcoin Holdings(1) Out-of-the-Money Convertibles Note: (1) Includes Information $500M presented estimated on bitcoin this slide purchase is provided with for STRC illustrative offering purposes proceeds. only. Actual results may vary materially from these illustrative results. (2) Based on the share price of $423.22 as of July 18, 2025. 40

Bitcoin Dividend Coverage

Strategy's bitcoin holdings at $117,250 per bitcoin provide significant coverage of preferred dividends

Bitcoin Dividend Coverage ($B)



$72
$(5)
$67
0% due March 1, 2030 and 0% due 2029 are the only convertible notes for which the conversion option is not currently in the money(2)
÷
$0.37
STRD
STRK
STRC
STRF
=
~180 years of preferred dividends
~26 years of preferred dividends if BTC declined by 75%(3)
Adjusted Value of Bitcoin Holdings(1)
Existing Out-of-the-Money Convertibles
Bitcoin Coverage
Annual Pro Forma Preferred Dividends

Note: Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results.
(1) Includes $500M estimated bitcoin purchase with STRC offering proceeds.
(2) Based on the share price of $423.22 as of July 18, 2025.
(3) Equal to 25% of $72B pro forma bitcoin holdings, less $8.2B convertibles, divided by sum of annual preferred dividends. Assumes $500M issuance of STRC at 9.0% initial dividend.

41

Strategy₿

Equity ATM Uses Cover Fixed Annual Obligations and Opportunistically Purchase Bitcoin Notional Coupon or Annual BTC Avg Daily Traded MSTR Avg Daily Traded Value Dividend % Obligation Volume Last 30 Days Volume Last 30 Days Converts $8,214M 0.421%(1) $35M STRF $1,051M 10.000% $105M $57.1B $5.4B STRC(2) $500M 9.000% $45M STRK $1,278M 8.000% $102M Annual Fixed Obligations ATM Equity Raised in YTD25 STRD $1,195M 10.000% $120M Total $12,239M $407M $407M $10.4B Annual Fixed Obligations as % of Daily Traded Volume 7.5% Annual Fixed Obligations as % of LTM Equity Raised 1.5% Annual Fixed Obligations as % of LTM Traded Volume 0.03% Note: As of July 18, 2025 (1) Represents the weighted average coupon rate on convertible debt. (2) Illustrative and subject to change. 42

Important Information about KPIs used in this Presentation BTC Yield is a key performance indicator (“KPI”) that represents the percentage change, during a period, of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding, where: • “Assumed Diluted Shares Outstanding” refers to the aggregate of our Basic Shares Outstanding as of the dates presented plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments. • “Basic Shares Outstanding” reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that were sold under at-the-market equity offering programs, that were to be issued pursuant to options that had been exercised or restricted stock units that have vested or that were to be issued with respect to conversion requests received with respect to convertible securities, but which in each case were pending issuance as of the dates presented. BTC Gain is a KPI that represents the number of bitcoins held by the Company at the beginning of a period multiplied by the BTC Yield for such period. BTC $ Gain is a KPI that represents the dollar value of the BTC Gain calculated by multiplying the BTC Gain by the market price of bitcoin. For determining BTC $ Gain QTD and YTD, unless otherwise specified, the Company uses the current market price of bitcoin. For determining BTC $ Gain for a past fiscal year or other past period, the Company uses the market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period. The Company uses these market prices of bitcoin for this calculation solely for the purpose of facilitating this illustrative calculation. The Company uses BTC Yield, BTC Gain and BTC $ Gain as KPIs to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes these KPIs can be used to supplement an investor’s understanding of the Company’s decision regarding the manner in which it funds the purchase of bitcoin and the value created in a period by: • in the case of BTC Yield, comparing the rate of change in the Company’s bitcoin holdings as compared to the rate of change in the number of shares of its common stock and instruments convertible to common stock; • in the case of BTC Gain, hypothetically expressing the change reflected in the BTC Yield metric as if it reflected an increase in the amount of bitcoin held at the end the applicable period as compared to the beginning of such period; and • in the case of BTC $ Gain, further expressing that gain as a dollar value by multiplying that bitcoin-denominated gain by the market price of bitcoin at the end of the applicable period as described above. 43

Important Information about KPIs used in this Presentation (Cont’d) When the Company uses these KPIs, management takes into account the various limitations of these metrics, including that they: • do not take into account debt, preferred stock and other liabilities and claims on company assets that would be senior to common equity; and • assume that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments and convertible preferred stock, converted into shares of common stock in accordance with their respective terms. BTC Yield, BTC Gain and BTC $ Gain are not, and should not be understood as, operating performance measures or financial or liquidity measures. Specifically: • BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. • BTC Gain and BTC $ Gain are not equivalent to “gain” in the traditional financial context. They also are not measures of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or measures of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. It should also be understood that BTC $ Gain does not represent a fair value gain of the Company’s bitcoin holdings, and BTC $ Gain may be positive during periods when the Company has incurred fair value losses on its bitcoin holdings. The trading price of the Company’s class A common stock is informed by numerous factors in addition to the amount of bitcoins the Company holds and number of actual or potential shares of its class A common stock outstanding, and as a result, the market value of the Company’s securities may trade at a discount or a premium relative to the market value of the bitcoin the Company holds, and neither BTC Yield, BTC Gain nor BTC $ Gain are indicative or predictive of the trading price of the Company’s securities. As noted above, these KPIs are narrow in their purpose and are used by management to assist it in assessing whether the Company is raising and deploying capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings. In calculating these KPIs, the Company does not consider the source of capital used for the acquisition of its bitcoin. When the Company purchases bitcoin using proceeds from offerings of non-convertible notes or non-convertible preferred stock, or convertible notes or preferred stock that carry conversion prices above the current trading price of the Company’s common stock or conversion rights that are not then exercisable, such transactions have the effect of increasing the BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, in a manner that is not reflected in these metrics. 44

Important Information about KPIs used in this Presentation (Cont’d) The use of the proceeds from such offerings to purchase bitcoin has the effect of increasing the BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, in a manner that is not reflected in these metrics. If any of the Company’s convertible notes mature or are redeemed without being converted into common stock, or if the Company elects to redeem or repurchase its non-convertible instruments, the Company may be required to sell shares of its class A common stock or bitcoin to generate sufficient cash proceeds to satisfy those obligations, either of which would have the effect of decreasing BTC Yield, BTC Gain and BTC $ Gain, and adjustments for such decreases are not contemplated by the assumptions made in calculating these metrics. Accordingly, these metrics might overstate or understate the accretive nature of the Company’s use of capital to buy bitcoin because not all bitcoin is purchased using proceeds of issuances of class A common stock, and not all proceeds from issuances of class A common stock are used to purchase bitcoin. In addition, we are required to pay dividends with respect to our perpetual preferred stocks in perpetuity. We could pay these dividends with cash or, in the case of perpetual strike preferred stock, by issuing shares of class A common stock. If we issue shares of class A common stock in lieu of paying dividends in cash, or if we issue shares of class A common stock for cash to fund the payment of cash dividends, then we would experience an increase in our Assumed Diluted Shares Outstanding without a corresponding increase in our bitcoin holdings, resulting in a decrease in BTC Yield, BTC Gain and BTC $ Gain for the period in which such sales of bitcoin or issuance of shares of class A common stock occurred. The Company has historically not paid any dividends on its shares of class A common stock, and by presenting these KPIs the Company makes no suggestion that it intends to do so in the future. Ownership of the Company’s securities, including its class A common stock and preferred stock, does not represent an ownership interest in the bitcoin the Company holds. The Company determines its KPI targets based on its history and future goals. The Company’s ability to achieve positive BTC Yield, BTC Gain, or BTC $ Gain may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. These KPIs are merely supplements, not a substitute. They should be used only by sophisticated investors who understand their limited purpose and many limitations. 45

Important Information about other Terms used in this Presentation The following terms used in this presentation provide a conceptual framework for how management views its securities and capital financing decisions in the context of the Company’s bitcoin strategy. These terms are presented for illustrative purposes only, and do not constitute investment advice, and should not be used to form the basis for an investment decision. Please review these definitions carefully to understand the limitations of these illustrative metrics, and please refer to the Company’s SEC filings and financial statements for information about the Company, its business, securities, strategy, bitcoin holdings and similar matters. BTC Valuation BTC $ Income is the dollar value of the unrealized gain or loss on bitcoin acquired with any given financing, net of associated dividend or interest costs, and multiplied by, in the case of a net gain, the BTC Spread, or, in the case of a net loss, 100%, over the applicable period. For any debt or liability with a maturity, the redemption of such debt or liability, excluding any dilution already assumed in the original calculation of BTC Gain, is treated as a cost, similar to dividend or interest costs. BTC $Income is presented for illustrative purposes only, and it does not represent “income” in the traditional financial context. BTC $ Value is the sum of BTC $ Gain and BTC $ Income. BTC $ Value is presented for illustrative purposes only, and it does not represent “value” in the traditional financial context. BTC $ Equity is BTC NAV less BTC $ Value. BTC $ Equity is presented for illustrative purposes only, and it does not represent “equity” in the traditional financial context. BTC Torque is the ratio of BTC $ Value to BTC Capital. BTC Multiple is the ratio of BTC NAV to BTC $ Equity. 46

Important Information about other Terms used in this Presentation BTC Credit BTC Rating is the ratio of our Bitcoin NAV and the sum of the notional values of the instruments being rated and all instruments that are senior to and, if any liabilities share an equal claim to our assets, such instruments with a stated maturity date sooner than or that may become due upon an exercise of a repurchase right at the option of the holder sooner than, the liability being rated. BTC Rating does not represent a rating from any rating agency and is not equivalent to a “rating” in the traditional financial context. BTC Rating also does not account for potential cross-defaults under our debt obligations that would result in debt obligations with stated maturities later than the liability being rated becoming due sooner than the liability being rated. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. BTC Risk is the probability of an instrument having a BTC Rating less than 1 at the end of its Duration. This probability is derived from a lognormal distribution modeling of bitcoin’s price, adjusted for BTC ARR and BTC Volatility assumptions. BTC Risk does not represent an actuarial risk rating or a rating from any rating agency, and it is not a risk rating in the traditional financial context. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Actual results may vary materially from these illustrative results. BTC Credit is the credit spread necessary to offset BTC Risk for a given security. It is calculated by annualizing BTC Risk assuming the same probability each year of the BTC Rating of such security falling below 1 each year and assuming no recovery. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Duration for a convertible bond is the sooner of the stated maturity date or the date it may become due upon an exercise of a repurchase right at the option of the holder. Duration for a preferred stock is the Macaulay Duration of such preferred stock. Macaulay Duration of a preferred stock is the quotient obtained by dividing the sum of 1 and the Effective Yield of such stock by the Effective Yield of such stock. Effective Yield is the annualized yield on an asset based on its fixed dividend rate and the current price of such asset. 47

Important Information about other Terms used in this Presentation BTC Forecast BTC ARR is an assumed annualized rate of return on bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the price of bitcoin is being made. BTC Volatility is the assumed standard deviation of annual return of bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the volatility of bitcoin is being made. BTC Price is the current market price of one bitcoin. BTC Treasury BTC Capital is the proceeds used from capital raised for the purpose of acquiring bitcoin. BTC Spread is the BTC Gain with respect to a given financing represented as a percentage of BTC Capital. BTC Spread is presented for illustrative purposes only, and it does not represent “spread” in the traditional financial context. BTC NAV represents the total number of bitcoin the Company holds as of a specified date multiplied by the current market price of one bitcoin (or the price of one bitcoin as of the date indicated). It does not take into account or include the Company’s indebtedness or the liquidation value of its perpetual preferred stock. As such, it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context. Although it incorporates the label “NAV,” it is not a measure of either the net asset value of the Company or the value of the bitcoin held by the Company net of indebtedness, perpetual preferred stock liquidation preference and other obligations. Moreover, this Bitcoin NAV metric is not comparable to either net asset value or NAV metrics that may be reported by other companies, including ETFs, ETPs and mutual funds. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This metric is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand its limited purpose and many limitations. mNAV represents a multiple of Bitcoin NAV, as of the specified date, calculated as the Company’s enterprise value (as we define it) divided by Bitcoin NAV. The Company’s enterprise value is calculated as the sum of (A) the total market value of all outstanding MSTR common stock, including class A common stock and class B common stock, calculated by multiplying the number of outstanding shares of class A common stock and class B common stock by the closing price of the class A common stock on the Nasdaq Global Select Market on the applicable date, (B) the aggregate principal amount of the Company’s indebtedness and (C) the aggregate notional value of the Company’s outstanding perpetual preferred stock, less (D) the Company’s most recently reported cash balance value. As with Bitcoin NAV, although mNAV incorporates the label “NAV,” it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context. Additionally, it is not a measure of the amount by which the enterprise value exceeds net asset value in the traditional financial sense of those terms. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This metric is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand their limited purpose and many limitations. 48

Additional Information Strategy is not a registered money market fund under the Investment Company Act of 1940, as amended, is not subject to the same protections as a registered money market fund, and does not operate as registered money market fund. Among other things, unlike money market funds, we (i) do not price STRC Stock or other securities based on our net asset value, (ii) are not required to hold any assets to back the STRC Stock, (iii) are not required by regulation to maintain any particular pricing or stable value, and (iv) are not subject to the same liquidity requirements as money market funds. Investors in STRC will not receive the same investor protections as investors in registered money market funds. Strategy is not an exchange traded product (“ETP”) or an exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or an ETF, and does not operate as an ETP or ETF. In particular, unlike spot bitcoin ETPs, we (i) do not seek for our shares of Class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot bitcoin ETPs to continuously align the value of their shares to the price of the underlying bitcoin they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and the other risk factors applicable to an operating business, such as ours, and (v) are not required to provide daily transparency as to our bitcoin holdings or our daily NAV. 49

***

Exhibit B

Phong Le:

Hello. Thank you all for joining us today. I’m here with our founder and executive chairman, Michael Saylor. I’m Phong Le, President and CEO of Strategy, and I’m excited to share with you our latest perpetual preferred offering, STRC, also referred to as Stretch.

I want to start with our disclaimer, and I suggest you all read this in detail at your leisure. And let me go through the term sheet at a high level. Mike will go through a lot of these terms and the strategy of STRC in more detail later.

I’ll start with it. This is our fourth and latest security that is perpetual and preferred in nature. And in terms of seniority, STRC is senior to STRD and STRK and MSTR common stock, and it will be junior to our other debt, including our convertible notes, and also junior to STRF.

The stated amount of STRC is $100 per share. And what’s unique about STRC is our intention is to maintain a trading level for STRC that’s near its stated amount. We have a few mechanisms to try to create this outcome. First of all is a variable dividend rate, which is unique and different than the dividend rate which has been fixed on our other perpetual preferred securities. The second is an ATM, which we intend to issue in short order, and we’ll use that ATM also to help us maintain the price at the stated amount. And the third is a unique call option, that we will also describe later, and Michael will go through [it].

So let me go through a performance review of Strategy and the company to date. And I’ll start with a chart that some of you have seen many times and one that we’re quite proud of, which is the annualized asset performance of Strategy since the Bitcoin Standard era, which started on August 10th of 2020. On an annualized basis, you’ve seen our return here is about 104%, which is nearly twice that of Bitcoin at 59% and nearly four times that of the Mag 7 at 27%. And if you look at the total returns during that same period of time, we have returned 3,324% in nearly a five-year period.

If you look at the last twelve months, you’ll see similarly remarkable returns: 172% for MSTR compared to 85% for Bitcoin, 36% for gold, and 23% for the Mag 7.

In the second quarter of 2025, we saw an addition of $21 billion of digital asset value. About $14 billion of that is via an unrealized fair market gain on our existing bitcoin and additionally in bitcoin that we acquired during the second quarter, and $6.8 billion of bitcoin that was acquired during the second quarter. So, we’ve really added tremendous value to our balance sheet during this period of time in the second quarter, increasing it by nearly 50%.

If you look at the performance of Bitcoin, and as a result MSTR’s balance sheet and digital asset value, since the second quarter, in a very short period of time (really just about twenty days or so), you’ll see that we have added an additional $7 billion additional [digital] asset value. $5.7 billion or so because of the appreciation in Bitcoin price, going to all-time highs that we’ve seen, and $1.2 billion of additional bitcoin that’s been purchased today.

And the results of this is a balance sheet that is now in the Top 10 in U.S. companies, excluding financial services companies. We are well exceeded the balance sheet of tremendous companies like Nvidia, and we’re honing in on some of the Mag 7 companies like Meta, Apple, Microsoft, Google, and Amazon. So, we’ve really created tremendous value in the second quarter, and really in the last five years, through our bitcoin acquisition strategy.

Our two primary KPIs that we measure ourselves against are BTC Yield, where we have an annualized annual target of 25%. And you’ll see here year-to-date, we’re at 20.8%, so nearly 80% of the way through achieving that BTC Yield target. And the BTC $ Gain target that we’ve set is $15 billion , and you’ll see we’re at nearly $11 billion. So two-thirds (more than two-thirds) of the way through achieving our BTC $ Gain target.

The performance of our perpetual preferred [stock] that we’ve issued year-to-date, STRK, STRF, and STRD, have been tremendous year to date. And it’s a great backdrop for us to be introducing STRC. I’ll point out here that STRK was launched in January of this year at an $80 price, and it has increased 48% since then to $118. And we’ve added $549 million of STRK through ATM sales. On STRF, we launched at $85 and [have] seen similarly strong performance, 40% increase and $219 million of ATM issuances. And our most recent IPO was STRD, which was launched at $85 and [has] seen a 10% gain during that period of time and $18 million in ATM sales.

And so compared to the preferred universe and the preferred index PFF, the performance has been significantly better. STRK here with an ARR of 104%, 48% performance compared to -2% for the PFF index. STRK has an ARR of 123%, 40% increase compared to 0% for the PFF index. And in a short period of time, STRD has shown 87% ARR, 10% performance versus 3% for the PFF index.

So those have all performed very well. And what has occurred is, because of the increased performance or the high performance of these instruments and the increased price, the yields have started to go down. And with the lower effective yields, when we issue the instruments via an ATM, it actually increases the BTC Torque, and it increases the accretion to shareholder value, with a lower effective yield and an increase in BTC Torque. So, we’ve seen very strong performance, and we’ve been proud of that. And, again, I think this is a great time to be launching STRC.

The final piece that I’ll walk through here is the amount of equity we have been able to raise through these instruments and how it has started to increase significantly over time. You’ll see here we had a record week two weeks ago of $141 million of ATM issuances through our three instruments. And this is going to be our primary way, over time, to lever up the balance sheet to add performance, to add BTC Yield, to add BTC $ Gain, and [to add] BTC Torque to our business. So, with that, I’ll hand this over to Michael Saylor.

Michael Saylor:

Thank you, Phong. I’m just really excited about STRC. STRC is the newest member of our preferred stock family. It’s senior. It’s perpetual preferred. It’s a variable monthly dividend, and we’ve designed it to maintain a stable price. You know, the stated amount is $100. The dividend is 9% coming out of the gate initially. Initially, it’s about a BTC Rating of 7. And we pay it monthly, and then the dividend may adjust monthly.

We’re building out the yield curve with STRC. So, we’ve got a convertible preferred. We’ve got a long duration senior fixed preferred. We’ve got a long duration junior preferred in the form of STRD. And STRC is filling a different part of the credit market. We want it to be short duration. Not, you know, it’s not a 20-year or 30-year Bitcoin bond. It’s meant to be a one-month Bitcoin instrument.

And so if you think about the way you’d price that, you know, we’ve got about a 340 basis point credit spread above the 20-year Treasury bond for STRF. And so the effective yield of STRF is 840 basis points. You could see the spread there. If you were to take that same spread and apply it to STRC and you were to benchmark that against the one-month Treasury, then that suggests the equivalent STRC yield will be about 7.7%. Now we’re offering 9% out of the gate initially. We’re pretty excited about the instrument. If we price STRC the IPO at $95, it’ll be 9.5%. If we price the IPO at $90, it could be up to 10%.

STRC is designed so that we can mitigate volatility. We want it to be the least volatile, shortest duration instrument. We’re targeting price stability. So if you look at SOFR, if SOFR were to decrease, then a preferred like STRF that has a fixed dividend will tend to increase in price. And when SOFR increases, a fixed dividend instrument will tend to decrease in price. And so that’s an example where you hold the dividend constant and the price fluctuates.

You’re getting price, you’re getting volatility, you know. The instrument’s actually engineered, it’s designed, so that that happens and it’s for a certain type of investor that wants that type of sensitivity. Now STRC is meant to be different. If you want the price to be less volatile, if you want to target a certain type of stable price, then you have to move something else. So the dividend changes. And you can see here that by adjusting the dividend monthly and reacting as appropriate to SOFR, then we have a mechanism, right, that we can use in order to decrease the volatility of STRC and change the characteristics of it in the aftermarket.

The other thing that is different about STRC is it’s not a quarterly dividend, it’s a monthly dividend. And we’ve heard from a lot of people that investors value monthly cash payments or monthly cash dividends. So the 15th day of the month will be the record date, and then on the last day of the month we’ll pay the dividends in cash, and then we’ll set the next month’s stretch rate. And then we’ll just do that with a simple monthly cadence.

Now we have a number of mechanisms to execute the STRC credit strategy. You know, how do we make this instrument a success? Well, within the target range, we have the mechanism we can adjust the STRC dividend rate and STRC issuance via the ATM.

When the price falls below our target range, then we would cease selling any STRC per the ATM. And we have the option to increase the STRC dividend rate.

Now what happens when STRC trades above our target range? Well, we have a mechanism, we could decrease the STRC dividend rate. We could issue STRC via a secondary offering at or below $101. Or we can call STRC using the call option embedded in the instrument.

So you can see it’s a variety of mechanisms. They’re novel. Most of these mechanisms, I don’t think you saw them in STRK or STRF or STRD because those are different instruments for a different type of credit investor. Right? STRC has got a very particular goal that we’re pursuing.

And, what kind of investor would we like to find? Who are we targeting? Well, we’re targeting short duration, lower volatility investors and credit that are looking for, you know, a yield. So if you’re buying a money market, you might be getting a 4.2% yield, there’s $7 trillion in money markets. You know? Maybe you’re buying short-term T-Bills. Maybe yeah. You don’t want interest rate duration risk. You don’t want to worry about the kind of movement and the principle that takes place in a 20- or 30-year swap. There’s US dollar denominated bank accounts, a lot of them. There’s corporate commercial paper. Right? And so these are big markets. Our offering is $500 million. It’s not so big. And you can see we’re looking for those kind of credit investors and we’re offering 9.5%-10% effective yield for people or for investors that are comfortable with a BTC-backed credit instrument.

This slide shows a different view of that universe, and you can see they’re just very large markets. We’re going to enter the market, and of course, our differentiation is a Bitcoin-backed instrument with a much higher yield.

And, of course, you know, this slide just shows how big this entire credit market is and how small our entry is.

Ultimately, our focus on STRC is we want it to be a very unique type of credit, a very strong form of credit for those that believe in Bitcoin and are enthusiastic about the crypto economy.

Now a lot of people will want to compare it to STRF. You know, they’re both senior perpetual instruments, but STRF’s quarterly STRC is monthly. They’re both cumulative. And, you know, STRF, because it’s got a long duration, it’s going to actually be more volatile to interest rate fluctuations. And STRC, because it’s a much shorter duration, should have a different volatility profile.

And we’ve got that charted here on this slide as well. You can see on the one hand, we’ve engineered STRC to be our least volatile instrument. And on the other hand, we’ve engineered MSTR equity to be our most volatile instrument. And then we offer various flavors in-between for various types of investors.

Now STRC’s credit is backed by our capital structure. And so, we’ve got a $71 billion bitcoin stack and this $132 billion equity stack. So we have a $59 billion bitcoin surplus and we have about a $120 billion equity surplus.

If you think about the capital structure in that configuration, you can see the debt is fairly well collateralized. You can see the preferred instruments, you know, have BTC Ratings between 5.8 and 7.7. If you’re a skeptic about Bitcoin, then you can see there is some risk here and we’ve calculated the statistical risk and calculated the BTC Credit spread that you need to offset that risk. But you can see even after that credit spread, you can see there’s still spread premium here.

If you’re a Bitcoin maximalist and you think Bitcoin’s appreciating 30% a year, then you can see that risk, you know, almost goes away. It falls down to single digit basis points and the BTC Credit spread goes to zero or one. And so if you’re a Bitcoin maximalist and you believe in Bitcoin and you’re looking for credit instruments, you would be very enthusiastic about the credit that we’re creating.

Now, we also, you know, scenario out and consider what happens if we actually equitize our convertible bonds. And you can see here, if we were to equitize them at the earliest allowable call date, they’ll all go away by 2029. And that’s something that everyone should be thinking about. We think about it.

Now we’ve done a pro forma capital structure, and the pro forma says, well, what happens if we equitize all the convertible notes that are currently in the money? So not the entire stack, but the ones that are in the money. And you can see that it cuts our debt down to $5 billion, and it increases the bitcoin surplus and increases the equity surplus.

When you start to plug in that new capital structure, the BTC Ratings of all the instruments move up, STRF and STRC move beyond a BTC Rating of 10. You can see the remaining debt would have BTC Ratings of 14-35. Now you can look at the various BTC Credit that pops out, and you see the spread premiums. But, you know, you start to see a very different capital or credit structure. And, of course, if you’re a Bitcoin maximalist, you can see the risk, you know, collapses to just a few basis points. And in fact, the BTC Credit spread, falls to zero basis points for all six of these instruments if we were to do that for a Bitcoin maximalist.

For anybody interested in this, you can go to our website Strategy.com, and you can plug in the Bitcoin price you want. You can plug in your forecast for volatility. You can plug in your forecast for BTC ARR. It’ll give you the BTC Ratings, the BTC Risk, the BTC Credit. It’s very interesting and we’re happy to share that model.

Now looking long term, you know, and long term for us is, you know, three years out, we’re really thinking about a capital structure where STRF would be at the top. And we would be targeting a BTC Rating of 10 or more. And STRC would be second, but we’re also targeting [a BTC Rating of] 10 or more. We want these to be our highest rating, our highest rated, most secure, most over collateralized BTC Credit instruments. The mezzanine instrument will be STRK with a BTC Rating of six or more. The high yield instrument will be STRD with a BTC Rating of three or more. All of those credit instruments will be supported by bitcoin, our bitcoin stack, which is the hard asset, which is liquid.

And they’ll be also supported by our equity in the equity capital markets. And so you can see that’s our long term BTC capital structure. And when you start to crank that in and you think about what’s the plan, you can see that our ability to issue credit, it’ll be a function of the appreciation of Bitcoin. It’ll be a function of the increase in our equity capital base.

You know? It’ll be a function, you know, of the issuance of the junior instruments. As we issue more STRD that will actually make STRK, STRC, and STRF more creditworthy. So there’s a lot of opportunity here. And all of these instruments are very reflexive to each other. The issuance of one generally results in an improvement in the prospects of the others.

So I’ve laid out our capital plan and our credit strategy here. You can see our long-term targets for the four instruments in the credit structure. You know, our plan is that, we’d like to reduce our overall senior convertible debt outstanding over time, and we’ll seek to equitize that as the options arrive and as available, and we’ll simplify our capital structure in order to elevate the BTC Ratings of the remaining credit instruments.

As we move forward, you know, preferreds are our preferred credit instrument, and they’ll remain perpetual. We think that keeps our flexibility, maintains flexibility, but also minimizes default risk. It’s just best for our credit strategy. And then we’re going to time our future offerings and we’ll size them to maintain our target BTC Ratings and to preserve our tiered risk and yield integrity across the stack.

And our business strategy is we want to be the leading issuer of BTC-backed credit instruments in the world. We are now. We don’t see any reason why we shouldn’t grow that business and continue to be the leader in that market. We’ll do it with very clear credit standards, a disciplined approach to leverage, and very transparent capital allocation.

Our goal for STRC is we’re targeting low volatility, short duration, high-yield credit. Right? STRC is meant to be strong credit. It’s for credit investors. They don’t want long-duration. They don’t want volatility. They want the highest yield they can get if you can diminish the volatility and shrink the duration. How are we going to do that? Well, we’re leaning on four pillars. MSTR, the issuer, has a 35-year track record. We’re a well-known seasoned issuer. We have a $100+ billion equity market capitalization, a $100+ billion options open interest. We have nearly $5 billion a day of equity liquidity. So a very well capitalized seasoned issuer.

We’re also focused upon our digital capital strategy. So digital performance is really important. That’s how we’re going to generate the yield on these instruments. Right? And the performance comes from Bitcoin, which has been appreciating 59% a year for nearly five years now. MSTR is appreciating 104% a year. So we are the bridge to the crypto economy. And as the crypto economy grows and the digital economy grows, we expect Bitcoin performance to continue, and we expect that will drive MSTR performance. And we expect that will be how we will fund and back these credit instruments.

You know, we’re executing a treasury operation. That’s the third prong of our STRC support. Right? We’ve got four ATMs right now. We’re going to add a fifth ATM as soon as practicable with STRC. We’ve issued $35 billion of securities over the past year, and we’ve got a five-year track record issuing these securities into the marketplace. And so our treasury team will support STRC, and we expect that’s one of the elements that will make this strong credit.

And then finally, the credit of STRC itself is backed by 607,770 bitcoin. The largest corporate bitcoin stack, unencumbered bitcoin that we can use as hard collateral. That gives STRC a BTC Rating of seven, you know, on the IPO, and that means seven times over collateralized. So when you think of STRC, think STR means strong and C means credit. Right? STRC is strong credit targeted to the credit markets, to a very particular type of credit investor. And, it’s unique in our credit stack. It’s not like STRD. It’s not like STRF. It’s not like STRK. It’s not like the equity. We think, that that we’re bringing a very elegant and exciting product to the market. We hope that you’ll agree with us.

In our appendix, we’ve offered a review of our debt coverage. And as you can see, we’ve got a substantial stack of hard assets that covers our existing debt obligations. It’s 14 times debt coverage right now.

We’ve got a review of our dividend coverage. We’ve got 180 years’ worth of preferred dividends covered with hard assets. Even if we had a 75% decline in BTC, we still have 26 years of dividend coverage.

We’ve got a review of our dividend obligations and how are we going to pay these cash dividends with our ATM. And you can see we’ve got substantial liquidity in our equity and we feel confident that our ATM will be more than supportive for all of these dividend obligations.

We’ve also got some detail on our KPIs we use. So if you’re wondering around how we define BTC Gain or BTC Yield, you know, and these various other BTC instruments, you can feel free to check out the footnotes.

We’ve got a discussion of BTC Rating here, and BTC Risk, and BTC Credit.

We’ve been leaders in offering a bitcoin equity model, and we’re also offering our bitcoin credit market sorry, our Bitcoin credit model. And so please feel free to look at these. We think, we think these provide a strong statistical and mathematical underpinning for what we’re doing. And they would be interesting to any Bitcoin treasury company or BTC equity investor or BTC credit investor.

So with that, STRC is our, you know, it’s our latest offering. We’re very excited about it. It’s unique. We think it’s very special.

We hope you’ll agree with us, and I want to thank you for your time and your attention today.